Exhibit 99.1

CRESCENT TO SELL WOODLANDS INTEREST AND ACQUIRE HUGHES CENTER OFFICE PORTFOLIO

FORT WORTH, TEXAS, November 12, 2003—Crescent Real Estate Equities Company (NYSE: CEI) today announced that a letter of intent has been entered into with The Rouse Company (NYSE: RSE) for the following simultaneous transactions.

•	Sale of Crescent’s 52.5% economic interest (including earned promote) in The Woodlands master-planned community in Houston to Rouse for $202 million in cash.

•	Sale of Rouse’s investment in the Hughes Center office portfolio in Las Vegas to Crescent for $223 million. At closing, Crescent anticipates assuming approximately $96 million of outstanding property level debt. In addition, Crescent has agreed to acquire in March 2004 undeveloped land within Hughes Center for $10 million, $2.5 million of which will be paid in cash and $7.5 million in a note due December 2005.

The transactions are expected to close by year end 2003, subject to customary conditions, including completion of definitive documentation.

The Woodlands is a 27,000 acre master-planned community located north of Houston of which Crescent and Morgan Stanley Real Estate Fund II, L.P. own a 52.5% and 47.5% economic interest, respectively. The Woodlands investment consists of undeveloped residential lots, commercial acres and office properties.

Hughes Center, located in the Central East submarket, is the premier office address in Las Vegas. Constructed between 1986 and 1999, the Hughes Center complex contains eight Class A office properties totaling 1.1 million square feet and is currently 94% leased. Also including within the complex are leased restaurant parcels and undeveloped land which is suitable for up to 400,000 square feet of future office space. Hughes Center is home to a diverse, high quality customer base.

John C. Goff, Vice-Chairman and Chief Executive Officer of Crescent, commented, “The strategic plan that we’ve been articulating for some time now has been to selectively increase the size of our core business of owning and managing Class A office properties and decrease over time our non-core holdings such as our residential development. The Woodlands has been a lucrative investment for us since its acquisition in 1997. We see this transaction as highly strategic and an opportunity to become the dominant owner of premier office assets in a high growth market. We believe this investment represents a win for both Crescent and Rouse.”

CONFERENCE CALL

Crescent will host a conference call and audio webcast, both open to the general public, tomorrow, November 13, 2003, at 8:00am EST, to discuss the transaction. Please dial (800) 818-4442 domestically or (706) 679-3110 internationally with passcode of 3998645, to participate in the call, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. During the call, reference will be made to a presentation that will also be posted on the Company’s website.

A replay of the conference call will be available through November 20, 2003, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 3998645. Both the webcast and presentation will be available on Crescent’s website for a period of time following the live event.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, relating to a proposed transaction between Crescent Real Estate Equities Company and The Rouse Company, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The matters discussed in these forward-looking statements are subject to various consents, conditions, agreements and contingencies, and may or may not occur as described.

ABOUT THE COMPANIES

Crescent Real Estate Equities Company is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and partners, Crescent owns and manages a portfolio of 74 premier office buildings totaling over 29 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin and Denver. In addition, the company has investments in world-class resorts and spas and upscale residential developments.

Headquartered in Columbia, Md., The Rouse Company was founded in 1939 and became a public company in 1956. A premier real estate development and management company, The Rouse Company, through its numerous affiliates, operates more than 150 properties encompassing retail, office, research and development and industrial space in 22 states. The Company is also the developer of the planned communities of Columbia, Md., and Summerlin, along the western edge of Las Vegas, Nev.

FOR MORE INFORMATION

Investors: Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086;
Keira B. Moody, Vice President, Investor Relations, (817) 321-1412
Media: Sandra Porter, Director of Public Relations, (817) 321-1460

2